PRICING SUPPLEMENT NO. 6
TRADE DATES: July 25 & 28, 1997                                   Rule 424(b)(2)
(To Prospectus Supplement dated April 18, 1997         Registration No. 333-1709
including the Prospectus dated March 20, 1996)               Cusip No. 00786WAF6


                            AEROQUIP-VICKERS, INC.
                              MEDIUM-TERM NOTES


                 Due more Than Nine Months from Date of Issue


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
Floating Rate Note ( )                                            6.61% Fixed Rate Note (X)

Principal Amount:           $25,000,000                           Issue Price: $25,000,000 or 100%
Original Issue Date:        July 30, 1997                         Specified Currency: USD
Interest Accrual Date:      30/360 basis                          Maturity Date:  July 30, 2002

Redemption Date(s):         N/A                                   New                      Notice of
Redemption Price(s):        N/A                                   Maturity                 Renewal
Authorized Denominations (if other than                           Date(s):                 Date(s):
denominations of $1,000 and integral
multiples of $1,000 in excess thereof                             Interest Payment Period: Semi-Annual
in U.S. Dollars):           N/A

Repayment Date(s):                                                Interest Payment Dates: May 1 and November 1
Repayment Price(s):                                                 Commencing November 1, 1997
Total Amount of OID:        N/A
Yield to Maturity:          N/A                                   Global Security:          (X) Yes  ( ) No
Initial Accrual Period OID: N/A                                   Exchange Rate Agent:      N/A
Method Used to Determine Historical Exchange Rate:                N/A
Yield to Maturity and Initial
Accrual Period OID:         N/A

(Only applicable to Floating Rate Notes):                         Spread (plus or minus):   N/A
Initial Interest Rate:      N/A                                   Spread Multiplier:        N/A
Index Maturity:             N/A                                   Maximum Interest Rate:    N/A
Base Rate(s):               N/A                                   Minimum Interest Rate:    N/A
 If LIBOR, Designated LIBOR Page: N/A                             Calculation Rate Agent:   N/A
  (  ) LIBOR Reuters
  (  ) LIBOR Telerate                                             Nate of Agent: Morgan Stanley & Co. ($12.5M);
                                                                       JP Morgan & Co. ($12.5M)

Index Currency:  U.S. Dollars                                     Agents' Aggregate Discount or Commission:
Interest Reset Period:      N/A                                     $125,000.00
Interest Reset Dates:       N/A                                   Net Proceeds to Co.: $24,875,000.00

( ) Agent is acting as Agent for the sale of Notes by the Company at a price to the public of () 100% of Principal Amount or
( )____________% of Principal Amount.

(X) Agent is purchasing Notes from the Company as Principal for resale to Investors and other purchasers at: (X) a fixed initial public offering price of 100% of the principal amount; ( ) a fixed initial public offering price of _____% of the principal amount;
or (  ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.

Additional Terms:

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